CERTIFICATE OF AMENDMENT
                                       OF
                         COMPOSITE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          VISHAY INTERTECHNOLOGY, INC.


                         ADOPTED IN ACCORDANCE WITH THE
                        PROVISIONS OF SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW



         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Vishay Intertechnology, Inc.

         2. The Composite Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new paragraph:


     "FOURTH: SECTION 1. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 91,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

          (i) 75,000,000 shares of Common Stock, $0.10 par value per share (hereinafter the "Common Stock");

          (ii) 15,000,000 shares of Class B Common Stock, $0.10 par value per share (hereinafter the "Class B Stock"); and

          (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock")."

         3. The amendment of the Composite Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed and attested to on May 22, 1997.



                                              /s/ Richard N. Grubb
                                              --------------------
                                              Name: Richard N. Grubb
                                              Title: Executive Vice President,
                                                     Treasurer and Chief
                                                     Financial Officer


Attest:



/s/ William J. Spires
----------------------
Name: William J. Spires
Title: Vice President and
       Secretary